Exhibit 99.1

            Qualstar Reports Third Quarter Fiscal Year 2003 Results; New Rack Mount Products Positively Received by Customers

    SIMI VALLEY, Calif.--(BUSINESS WIRE)--May 1, 2003--

            Continued Progress in Research and Development
                  of Enterprise-Class Library System

    Qualstar(R) Corporation (Nasdaq: QBAK), a leading manufacturer of automated tape storage solutions, today reported financial results for the third quarter of fiscal 2003 ended March 31, 2003.
    Revenues for the quarter were $8.2 million, a 4.8 percent decrease from revenues of $8.6 million reported for the same quarter of the prior year. Gross margin was 37.9 percent, slightly higher than the
37.1 percent reported in the year-ago quarter.
    Research and development costs for the third quarter increased to $1.1 million, or 13.9 percent of revenues, from fiscal 2002 third quarter's $533,000, or 6.2 percent of revenues, as a result of the Company's previously stated focus on new product development. Sales and marketing expenses in the third fiscal quarter were $921,000, or
11.2 percent of revenues, compared with $860,000, or 10.0 percent of revenues, in the same quarter last year. General and administrative expenses for the quarter were $1.1 million, or 14.0 percent of revenues, compared with $946,000, or 11.0 percent of revenues, for the third quarter of fiscal 2002. The increase in general and administrative expenses was due primarily to higher professional fees and legal expenses.
    The Company reported net income for the third quarter of $11,000, or breakeven per diluted share, compared with $695,000, or $0.05 per diluted share, for last year's quarter.
    Cash, cash equivalents and marketable securities totaled $35.9 million at the end of the third quarter, unchanged from the prior quarter and up from $30.8 million at June 30, 2002. During the quarter ended March 31, 2003, the Company generated positive cash flow from operations in the amount of $371,000. This marked 12 consecutive quarters of positive net cash provided by operating activities. Through improved working capital management, the Company further decreased its days sales outstanding to 39 days, compared with 42 days at the end of the previous quarter and 60 days at the end of fiscal 2002. During the quarter, the Company bought back 69,667 shares of its common stock for a total expenditure of $311,698, or an average price of approximately $4.47 per share, under a share repurchase program announced on February 12, 2003.
    Commenting on the third quarter results, Bill Gervais, president and chief executive officer of Qualstar Corporation, stated, "Difficult economic conditions and weak IT spending continued to affect our revenue performance. We saw customers remaining conservative in their purchase commitments, delaying their decision-making in light of economic and political uncertainty. Despite this challenging environment, we have maintained profitability, generated positive cash flow and continued to invest meaningfully in the development of new products.
    "Our new RLS series of rack mount products has been well received by customers," said Mr. Gervais. "RLS unit sales in the third quarter increased 65 percent over second quarter levels. The remaining two models in the RLS family are on schedule for shipment in the fourth quarter."
    Discussing the Company's research and development efforts, Mr. Gervais added, "We are pleased with the progress at the Advanced Development Group in the design of an enterprise-class library system. The project is on track and we look forward to sharing details of our achievements in the future."
    Mr. Gervais concluded, "We are focused on driving sales growth of both our new products and core TLS tape libraries. To further penetrate the marketplace, we are working diligently to establish new relationships with additional value-added resellers. To expand our footprint and grow international revenues, we recently opened a sales office in the United Kingdom. Our strategy remains to be the recognized quality leader in the industry, providing innovative yet cost-effective tape storage solutions to meet evolving customer needs."

    Guidance

    The Company expects that its fiscal fourth quarter revenues will be in the range of $8.0 million to $8.5 million. Due to limited visibility, the Company will continue to provide guidance for one quarter only. Research and development expenses are expected to remain near current levels as the Company focuses on developing and introducing new products to the market.

    Qualstar Corporation Conference Call

    Company management will hold a conference call to discuss its third quarter results today at 2:00 p.m. Pacific and 5:00 p.m. Eastern. Investors are invited to listen to the call live via the Internet under Investors at www.qualstar.com. Please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. A replay of the Webcast will be available for 30 days. Additionally, participants can dial into the conference call at 800/240-2134 or 303/262-2130. An audio replay will be available through May 8, 2003, by calling 800/405-2236 (303/590-3000 for international callers) and entering the passcode 535692.

    About Qualstar Corporation

    Qualstar is a leading manufacturer of automated tape libraries used for backup, archival storage, data protection, disaster recovery and storage management systems. Its products are known throughout the world for their rugged, Simply Reliable design yielding years of trouble-free operation. Qualstar tape libraries are sold, installed, and supported worldwide by selected Original Equipment Manufacturers, Value Added Resellers, and Systems Integrators. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com, or by phone:
805/583-7744.

    Forward-Looking Statements

    Statements in this press release concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include unexpected shortages of critical components, unexpected product design or quality problems, and adverse changes in market demand for tape libraries or Qualstar's products. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission.


                         QUALSTAR CORPORATION
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (in thousands, except per share amounts)
                              (UNAUDITED)

                                    Three Months       Nine Months
                                        Ended             Ended
                                      March 31,         March 31,
                                    2002    2003      2002     2003


Net revenues                       $8,603  $8,189   $27,431  $25,389

Cost of goods sold                  5,412   5,085    17,112   15,959

Gross profit                        3,191   3,104    10,319    9,430

Operating expenses:
  Research and development            533   1,138     1,523    2,905
  Sales and marketing                 860     921     2,168    2,826
  General and administrative          946   1,143     2,672    3,083
    Total operating expenses        2,339   3,202     6,363    8,814

Income/(Loss) from operations         852     (98)    3,956      616

Interest income                       256     116       882      502

Income before income taxes          1,108      18     4,838    1,118

Provision for income taxes            413       7     1,768      526

Net income                           $695     $11    $3,070     $592

Earnings per share:
  Basic                             $0.06   $0.00     $0.25    $0.05
  Diluted                           $0.05   $0.00     $0.24    $0.05

Shares used to compute earnings
 per share:
  Basic                            12,513  12,614    12,470   12,579
  Diluted                          12,743  12,641    12,665   12,667



                         QUALSTAR CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                               June 30,     March 31,
      ASSETS                                     2002         2003
                                                          (Unaudited)
Current assets:
  Cash and cash equivalents                    $16,363      $27,899
  Marketable securities                         14,482        8,007
  Receivables, net of allowances of $2,100
   as of June 30 and $1,943 as of March 31       6,695        3,571
  Inventories                                    9,652        7,160
  Prepaid expenses and other current assets        355          472
  Prepaid income taxes                             148          416
  Deferred income taxes                          1,501        1,501

    Total current assets                        49,196       49,026

Property and equipment, net                      1,324        1,514
Other assets                                       238          362
    Total assets                               $50,758      $50,902

      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                              $1,590         $844
  Accrued payroll and related liabilities          308          549
  Other accrued liabilities                        693          720
  Income taxes payable                              98           --

    Total current liabilities                    2,689        2,113

Deferred income taxes                               96           96

Shareholders' equity:
  Preferred stock, no par value; 5,000
   authorized, no shares issued                     --           --
  Common stock, no par value; 50,000 shares
   authorized, 12,656 shares issued and
   outstanding as of June 30 and 12,638 as
   of March 31                                  20,751       20,407
  Deferred compensation                           (631)        (217)
  Notes from directors                            (387)        (236)
  Accumulated other comprehensive income
   (loss)                                          (31)        (124)
  Retained earnings                             28,271       28,863
    Total shareholders' equity                  47,973       48,693

    Total liabilities and shareholders'
     equity                                    $50,758      $50,902



    CONTACT: Qualstar Corporation
             Frederic T. Boyer, 805/583-7744
             fboyer@qualstar.com
                  or
             FRB/Weber Shandwick
             Scott Malchow, 310/407-6505 (Investor/Analyst Info)
              smalchow@webershandwick.com
             Linda Chien, 310/407-6547 (General Information)
              lchien@webershandwick.com